As filed with the Securities and Exchange Commission on August 9, 2001

                                                  Registration No. 333-_________

                    -----------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                      -----
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                      -----

                                    BP p.l.c.
             (Exact name of registrant as specified in its charter)

      England and Wales                                   None
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
  incorporation or organization)
                                 Britannic House
                                1 Finsbury Circus
                            London EC2M 7BA, England
                    (Address of principal executive offices)

                          BP Deferred Compensation Plan
                              (Full titles of plan)
                                      -----

           Daniel B. Pinkert                        With a copy to:
          Corporate Secretary                      Peter B.P. Bevan
           BP America Inc.                      Group General Counsel
        200 E. Randolph Drive                         BP p.l.c.
           Chicago, Illinois                       Britannic House
           (312)856-3025                          1 Finsbury Circus
 (Name, address, including zip code, and       London EC2M 7BA, England
 telephone number, including area code,          44 (0) 207-496-4000
 of agent for service)



                         CALCULATION OF REGISTRATION FEE

                                                          Proposed              Proposed
                                     Amount               Maximum               Maximum             Amount of
Title of Securities                  to be             Offering Price          Aggregate           Registration
To be Registered                   Registered        Per Obligation (2)    Offering Price (2)          Fee
Deferred Compensation
Obligation (1)                     $ 110,000,000           100%                 $ 110,000,000         $ 27,500



(1) The Deferred Compensation Obligations being Registered are unsecured obligations of BP p.l.c. to pay deferred compensation in the future in accordance with the terms of the BP Deferred Compensation Plan.
(2) Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457(h).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents By Reference.

     The reports listed below have been filed with or furnished to the Securities and Exchange Commission ("Commission") by BP p.l.c., ("BP" or the "Company"), formerly named BP Amoco p.l.c. and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

     o BP's Annual Report on Form 20-F for the year ended December 31, 2000.

     o BP's Report on Form 6-K dated May 24, 2001.

In addition, all filings on Form 20-F filed by BP pursuant to the 1934 Act, and, to the extent designated therein, certain Reports on Form 6-K which contain summarized financial information, condensed consolidated financial statements of BP and its subsidiaries relating to interim periods, or discussion and analysis of financial condition and results of operations furnished by BP, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or made.

Item 4.  Description of Securities.

     Under the BP Deferred Compensation Plan (the "Plan"), certain management and highly compensated employees of certain of the BP's subsidiaries may defer to a future year receipt of a portion of their base salary or all or a portion of their incentive compensation awarded.

     The amount of compensation to be deferred by each participant will be as determined in accordance with the Plan based on the elections of each participant. Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Plan will be credited by book entry to such participant's account. The value of a participant's account will be based on the amounts deferred and the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. The Plan Sponsor, BP Corporation North America Inc. has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Plan.

     Each of BP's obligations under the Plan (the "Deferred Compensation Obligations") will be payable at the time or times elected by each participant under the Plan, except that the Plan provides certain default elections operate in the event of a failure of a participant to properly make an election, and other limitations on elections as described therein. The Plan generally permits participants to elect, with respect to each calendar year for which deferrals are made, either in-service or post-service deferrals, payable either in a lump sum or in installments consistent with the terms of the Plan. In-service deferrals provide for the future payout to be made or commence at a time certain. Post-service deferrals provide for the future payout to be made or commence at a fixed interval of time following termination of employment of the Participant. Deferral elections by participants are irrevocable, except that certain changes may be made to post-service deferral elections at defined times prior to termination of employment. A participant may also request accelerated payout of deferred amounts (without penalty) in the event of severe unanticipated financial hardship, or without regard to hardship upon imposition of a forfeiture of 20% of the amount to be accelerated. Any accelerated payout requested may be granted or denied in the sole discretion of the administrator of the Plan. Subject to exceptions defined in the Plan, upon the death of a participant, the designated beneficiary will receive payment of the Deferred Compensation Obligation at the times elected by participant.

     The Deferred Compensation Obligations are unsecured general obligations of BP to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from performance of the selected measurement investment funds in accordance with the terms of the Plan. The obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. Deferred
Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

     The Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered. The Obligations are not convertible into any other security of BP.

     Each of BP or the Plan sponsor may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Plan accounts prior to such amendment or termination, without the written consent of the participant.

Item 5.  Interest of Named Experts and Counsel.

     The consolidated financial statements of BP appearing in BP's Annual Report (Form 20-F) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, chartered accountants, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The validity of the deferred compensation obligations registered herein has been passed upon by Peter B. P. Bevan, Group General Counsel of BP p.l.c.

Item 6.  Indemnification of Directors and Officers.

Article 137 of the registrant's Articles of Association currently provides:

"Subject the provisions of and so far as may be consistent with the Statutes, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office."

Section 310 of the Companies Act of 1985 (as amended by Section 137 of the Companies Act of 1989) provides as follows:

"310.  Provisions exempting officers and auditors from liability

(1)  This   section   applies  to  any   provision,   whether   contained  in  a
company'sarticles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)  Except as provided by the following subsection, any such provision is void.

(3)  This section does not prevent a company

     (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

     (b) from indemnifying any such officer or auditor against any liability incurred by him

          (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

          (ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the Companies Act 1985 provides as follows:

               "727. Power of court to grant relief in certain circumstances:

               (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

               (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

               (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

Item 8.  Exhibits.


The following Exhibits are filed herewith unless otherwise indicated:

        Exhibit No.           Description
        4                     BP Deferred Compensation Plan

        5(a) & 23(b)          Opinion of Peter B. P. Bevan, Group General Counsel of BP p.l.c. regarding the validity of the securities being registered.

        23(a)                 Consent of Ernst & Young LLP, chartered accountants, independent auditors, London,
                              England.

        24(a)                 Powers of Attorney (included in the signature page of this Registration Statement).


Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on August 9, 2001.


                                    BP p.l.c.
                                    (Registrant)


                                    By:  /s/ Judith C. Hanratty
                                    (Name)   Judith Hanratty
                                    (Title)  Company Seretary

                                POWER OF ATTORNEY

     Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints The Lord Browne of Madingley, Dr. J. G. S. Buchanan, and Daniel B. Pinkert, the agent for service named in the registration statement, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any amendments to this Registration Statement on Form S-8 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent Registration Statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                               Titles                                  Date
        /s/ P.D. Sutherland                     Non-Executive Chairman                  August 9, 2001
        P.D. Sutherland


        /s/ Browne of Madingley                 Executive Director                      August 9, 2001
        The Lord Browne                         Group Chief Executive
        of Madingley                            (Principal Executive Officer)


        /s/ J. Buchanan                         Executive Director                      August 9, 2001
        Dr. J.G.S. Buchanan                     (Principal Financial and
                                                Accounting Officer)




        /s/ Rodney Chase                        Executive Director                      August 9, 2001
        R. F. Chase


        /s/ W. D. Ford                          Executive Director                      August 9, 2001
        W. D. Ford


        /s/ B. E. Grote                         Executive Director                      August 9, 2001
        Dr. B. E. Grote


        /s/ R. L. Olver                         Executive Director                      August 9, 2001
        R. L. Olver


        /s/ J. H. Bryan                         Non-Executive Director                  August 9, 2001
        J. H. Bryan


        /s/ E. B. Davis, Jr.                    Non-Executive Director                  August 9, 2001
        E.B. Davis, Jr.


        C.F. Knight                             Non-Executive Director                  ________ __, 2001


        /s/ F.A. Maljers                        Non-Executive Director                  August 9, 2001
        F. A. Maljers


        /s/ Walter E. Massey                    Non-Executive Director                  August 9, 2001
        Dr. W. E. Massey


        /s/ H.M.P. Miles                        Non-Executive Director                  August 9, 2001
        H.M.P. Miles


        /s/ Robin Nicholson                     Non-Executive Director                  August 9, 2001
        Sir Robin Nicholson


        /s/ Ian Prosser                         Non-Executive Director                  August 9, 2001
        Sir Ian Prosser


        /s/ Michael Wilson                      Non-Executive Director                  August 9, 2001
        M. H. Wilson


        /s/ R.P. Wilson                         Non-Executive Director                  August 9, 2001
        Sir Robert Wilson


        /s/ Daniel B. Pinkert                   Authorized Representative               August 9, 2001
        Daniel B. Pinkert                       in the United States





                                  EXHBIT INDEX


        Exhibit No.           Description                                                                Page
        4                     BP Deferred Compensation Plan

        5(a) & 23(b)          Opinion of Peter B. P. Bevan, Group General Counsel of BP p.l.c.
                              regarding the validity of the securities being registered.

        23(a)                 Consent of Ernst & Young LLP, chartered accountants, independent auditors, London, England.

        24(a)                 Powers of Attorney (included in the signatures page of this Registration
                              Statement).

